Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIGNATURE GROUP HOLDINGS, INC.

Signature Group Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Signature Group Holdings, Inc.  The Corporation was originally incorporated under the name SGH Holdco, Inc., pursuant to the original Certificate of Incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on September 27, 2013, as amended and restated by the Amended and Restated Certificate of Incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on November 25, 2013, as amended and restated by the Second and Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) filed with the office of the Secretary of State of the State of Delaware on December 30, 2013.

2. This Amendment to the Second Amended and Restated Certificate of Incorporation (this “Amendment”) was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL.

3. This Amendment shall amend the Charter by deleting Article I in its entirety and replacing it as follows:

ARTICLE I

NAME

The name of the corporation is Real Industry, Inc. (the “Corporation”).

IN WITNESS WHEREOF, Signature Group Holdings, Inc. has caused its corporate seal to be hereunto affixed and this Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary this 1st day of June, 2015.

SIGNATURE GROUP HOLDINGS, INC.

/s/ CRAIG T. BOUCHARD
Craig T. Bouchard
President

ATTEST

/s/ KYLE ROSS
Kyle Ross
Secretary